                                  Exhibit 10.9

SUPPLEMENT TO PROSPECTUS

                                  JOSTENS, INC.

                    500,000 Shares of Common Stock, including

                         Preferred Share Purchase Rights

                                ----------------


                             Offered pursuant to the

                 Jostens, Inc. Executive Stock Purchase Program

                                 ---------------



             This document constitutes part of a prospectus covering

                   securities that have been registered under

                           the Securities Act of 1933.

                                ----------------


       This Supplement modifies the Prospectus dated February 15, 1999 covering the offer and sale of shares of Common Stock, including attached Preferred Share Purchase Rights, of Jostens, Inc. under the Jostens, Inc. Executive Stock Purchase Program.

   ---------------------------------------------------------------------------


       The Prospectus for Jostens, Inc. Executive Stock Purchase Program offered you the opportunity to elect to participate in the Program during two purchase periods: a period beginning on March 1, 1999 and ending on March 19, 1999 or during a period beginning on June 8, 1999 and ending on July 9, 1999. You also could elect to purchase under the Program during both periods.

       Due to lack of interest in the second purchase period, it has been deemed advisable to purchase Common Stock under the Program during only one purchase period beginning on March 1, 1999 and ending on March 19, 1999. The first interest payment on the Program Loan will now be due on June 3, 1999. The interest rate on your Program Loan will now convert to a rate that is fixed for the remaining life of the loan on March 25, 1999 rather than July 15, 1999.

                The date of this Prospectus is February 15, 1999.

PROSPECTUS

                                  JOSTENS, INC.

                    500,000 Shares of Common Stock, including
                         Preferred Share Purchase Rights

                                ----------------

                             Offered pursuant to the
                 Jostens, Inc. Executive Stock Purchase Program

                                ----------------


             This document constitutes part of a prospectus covering
                   securities that have been registered under
                           the Securities Act of 1933.

                                -----------------


       This Prospectus covers offers and sales of shares of Common Stock, including attached Preferred Share Purchase Rights, of Jostens, Inc. under the Jostens, Inc. Executive Stock Purchase Program.


                  Important Notices to all Program Participants

       You may not use this Prospectus to reoffer or resell shares of Common Stock acquired under the Program if you are an "affiliate" (generally a director, officer or other controlling person) of Jostens. Affiliates may, however, resell shares without registration under the Securities Act of 1933, as amended, pursuant to an exemption from registration. An exemption from registration is available by following the terms and conditions of Rule 144 under the Securities Act (other than the holding period requirements).

       In addition, you should not sell any shares of Common Stock without carefully considering:

       o the laws prohibiting trading on the basis of material, inside information,

       o      laws prohibiting "short swing" profits, and

       o      your personal financial and tax situation.

                             Additional Information

       Please see "Certain Federal Income Tax Consequences" beginning on page 13 and "Impact of Short-Swing Profit Provisions" on page 14 for more information.

       For additional information about the Program and its administrators, please contact Diana Weber of Jostens' legal department, by mail at 5501 Norman Center Drive, Minneapolis, Minnesota, or by telephone at (612) 830-3300.

                     Table of Contents

                                                   Page
Limitations on the Use of this
    Prospectus.......................................2

Summary of the Program...............................3
    Introduction.....................................3
    Eligible Participants............................4
    Administration and Amendment.....................4
    No Right to Service..............................5
    The Program Loan.................................5
    The Reimbursement Agreement......................7
    The Restricted Stock Match.......................7
    Stock Subject to the Program.....................7
    Selling Your Stock...............................7
    Potential Gain/(Loss) on Program.................8
    Numerical Examples..............................10

Certain Federal Income Tax
    Consequences....................................13

Impact of Short-Swing Profit
    Provisions......................................14

Questions and Answers...............................15

Additional Information..............................19
    Available Information...........................19
    Documents Incorporated by
       Reference....................................19

                               Limitations on the
                             Use of this Prospectus

       No one is authorized to provide you with information that is not contained in either this Prospectus or in the documents referenced in this Prospectus.

       If someone has given you information or made a representation that is not contained in this Prospectus or in the documents referenced in this Prospectus, you must not rely on such information or representations as being authorized by Jostens.

       The business and affairs of Jostens may have changed since the date of this Prospectus or since the date of the documents referenced in this Prospectus. Please do not assume otherwise simply because Jostens has delivered this Prospectus to you.

       This Prospectus does not constitute:

       o an offer to buy or sell any securities other than the Common Stock offered under the Program, or

       o an offer of securities in any state where such an offer would be unlawful.

                             Summary of the Program

   ---------------------------------------------------------------------------

Introduction

       The Executive Stock Purchase Program represents a major financial commitment on the part of participants. Please read carefully all of the information presented in this Prospectus. You should also seek the advice of an independent financial advisor before you participate in the Program.

       The Jostens, Inc. Executive Stock Purchase Program is a voluntary program which provides you and certain other key executives of Jostens with the opportunity to purchase shares of Jostens' Common Stock.

       The purpose of the Program is to facilitate the immediate purchase of shares of Common Stock by you and other members of Jostens' management in order to:

       o increase the ownership of Common Stock among key employees of Jostens;

       o more closely align key employees' financial rewards with the financial rewards realized by all other Jostens' shareholders; and

       o      increase key employees' motivation to manage Jostens as owners.

       Under the Program, Jostens will make arrangements for you to obtain a loan from The First National Bank of Chicago, the proceeds of which will be used to purchase shares of Common Stock. If you decide to participate, you must take out a loan.

       The maximum dollar value of shares that you can purchase under the Program will be one to three times your base salary, depending upon your position within Jostens. The minimum dollar value of shares of Common Stock that you will be able to purchase under the Program is 50% of your maximum purchase.

       As an added incentive to participate in the Program, Jostens will grant you a number of shares of restricted Common Stock equal to 15% of the number of shares that you purchase in the Program.

       If you elect to participate in the Program, shares of Common Stock will be purchased on your behalf on the open market at prevailing market prices during a period beginning on March 1, 1999 and ending on March 19, 1999 or during a period beginning on June 8, 1999 and ending on July 9, 1999, or both, depending on your election. If you elect to purchase shares during both periods, your overall purchase obligation is subject to a $25,000 minimum per period.

       The price for your shares purchased under the Program will be the weighted average purchase price paid for shares during each period in which you participate.

       The shares that you purchase through the Program will bear dividends at the same times and in the same amounts as all other shares of Common Stock and will be registered in your name. You will have all the rights of a shareholder with respect to shares purchased under the Program, including the right to vote the shares and the right to receive dividends.

       Participants should note that the Program is not:

       o an employee benefit plan subject to the Employee Retirement Income Security Act of 1974;

       o      qualified under Section 401(a) of the Internal Revenue Code; or

       o an "employee stock purchase plan" (as defined in Section 423 of the Internal Revenue Code).

Eligible Participants

       Participation is only open to certain employees determined to be eligible by the Compensation Committee of the Board of Directors (the "Committee") or its designee. These employees will be given notice prior to the date on which purchase elections may be made.

       To become a participant an eligible employee must, prior to February 19, 1999:

       o complete and sign an irrevocable election to purchase shares of Common Stock under the Program;

       o complete and sign all necessary agreements and provide other documents (including a personal financial statement) relating to Program Loans, as described below; and

       o satisfy all other terms and conditions of participation in the Program established by the Committee.

       The agreements and other documents specified above must be in such forms and submitted at such times as specified by the Committee. Eligible employees are not required to participate in the Program.

Administration and Amendment

       The Committee or its designee will administer the Program. All questions of interpretation of the Program will be determined by the Committee and will be conclusive and binding for all purposes.

       The Committee or its designee(s) will have the authority and power to:

       o adopt, alter, waive and repeal administrative rules, guidelines, practices and provisions of the Program as the Committee may deem advisable, interpret terms and provisions of the Program (and any agreements relating to the Program), and supervise the administration of the Program;

       o      select eligible employees;

       o      designate purchase periods;

       o designate minimum and maximum purchases under the Program, either by the number of shares of Common Stock or by the purchase price; and

       o      negotiate terms and conditions of the related bank guarantees.

       The Committee may waive, amend, alter or discontinue all or any provision of the Program. However, no waiver, amendment, alteration or discontinuation may be made which would adversely impair your rights under the Program without your consent.

No Right to Service

       Nothing in the Program limits Jostens' right to terminate your service or employment at any time or otherwise confers any right to your continued service or employment.

The Program Loan

       If you elect to participate in the Program, Jostens will arrange for you to receive a full recourse loan from The First National Bank of Chicago to buy Common Stock. Proceeds of this loan will be paid by The First National Bank of Chicago to an independent agent who will make Program purchases on behalf of all participants as directed by Jostens.

       Jostens will guarantee repayment to The First National Bank of Chicago of one hundred percent (100%) of all principal, interest, early payment fees and other obligations of each participant's Program Loan. The terms and conditions of the guaranty are as agreed by Jostens and The First National Bank of Chicago.

       Although Jostens will guarantee repayment of your Program Loan to The First National Bank of Chicago in the event of default, the loan will be your personal obligation. You will be responsible for satisfying all of the bank's requirements in connection with your Program Loan. Even if Jostens pays the Program Loan in the event you default, you will remain personally liable for the loan balance, accrued interest and other expenses incurred by Jostens in connection with your Program Loan. Jostens may take all actions relating to you and your assets which the Committee deems reasonable and necessary to obtain full reimbursement for amounts Jostens pays to The First National Bank of Chicago under its guarantee of your Program Loan.

       The specific terms of the Program Loan vary with respect to each purchase period, and are more fully described below:

March Purchases

       Purchases made in March 1999 will be funded with a five year term Program Loan that initially bears interest at The First National Bank of Chicago's corporate base rate. The first interest payment on the Program Loan will be due on July 15, 1999 to coincide with the end of the second purchase period.

       Any dividends you have received may be directed to The First National Bank of Chicago and will be applied toward your first interest payment. The amount by which this first interest payment exceeds any income you earned from dividends will be added to the principal amount of your Program Loan. The total amount of your Program Loan will exceed the dollar amount of the shares you elect to purchase because the net amount of interest on July 15, 1999 will be added to the total amount of the Program Loan.

       If you elect to purchase shares only in March 1999, on July 15, 1999 the interest rate on your Program Loan will convert to a rate that is fixed for the remaining life of the loan.

June and July Purchases

       Purchases made in June and July 1999 will be funded with an approximately
4.75 year term Program Loan that will initially bear interest at The First National Bank of Chicago's corporate base rate. Interest will accrue on the Program Loan at this interest rate until the rate is fixed on July 15, 1999. The accrued interest will be added to the principal amount of your Program Loan on July 15, 1999. The total amount of your Program Loan will exceed the dollar amount of the shares you elect to purchase due to this accrued interest.

       On July 15, 1999, the interest rate on your Program Loan will convert to a rate that is fixed for the remaining life of the loan.

Purchases in Both Periods

       If you elect to purchase shares in both the March and June and July periods, the balance on your Program Loan attributable to purchases in March and the amount of interest due on July 15, 1999 that is not covered by dividends will be added to the dollar amount of purchases made in June and July. This will equal the total amount of your Program Loan. This total will exceed the dollar amount of the shares you elect to purchase because the net amount of interest on July 15, 1999 will be added to the amount of the Program Loan used to purchase shares. The total amount of your Program Loan will bear interest at a new rate that will be fixed on July 15, 1999 for the remaining approximately 4.75 year life of the Program Loan.

Other Program Loan Terms

       Every participant in the Program will have the same fixed interest rate on his or her Program Loan.

       The Program Loan will carry a customized interest payment schedule with two interest components i) current interest and ii) deferred interest. The current interest payment schedule will be structured to coincide with Jostens's projected future dividend payments over the life of the Program Loan. The intent is that your current interest payments will be substantially covered by the dividends paid on the shares you purchase with the Program Loan. However, there is no guarantee that Jostens' Board of Directors will continue to declare dividends or that such dividends will be sufficient to cover your current interest payments.

       You should note that, at present, the dividend yield on Jostens' Common Stock is below market rates of interest. Consequently, the current interest rate is less than the interest rate on the Program Loan. The amount of interest in excess of the current interest will be deferred and will be due at maturity along with the principal amount.

       You may prepay the Program Loan on any interest payment date. However, you will want to consider the following items before you decide to prepay:

       o Prepayments must be made in a minimum principal amount of $25,000 and in $5,000 increments above $25,000.

       o The Program Loan is NOT structured like some home mortgages which allow prepayment without penalty regardless of current market interest rates. Beginning on July 15, 1999, the Program Loan contains a "make whole" provision similar to those commonly found in fixed rate loans for Jostens. See "Numerical Example--Prepayment Fee Illustration" for more details.

       If you prepay, you will be responsible for paying any interest that has been deferred, any amount required to make The First National Bank of Chicago whole for any changes in the market level of interest rates since the interest rate on your Program Loan was established and an administrative fee of $750.

       In the event of your death, disability, early retirement or the termination of your employment with Jostens, your Program Loan will become due and payable. You will incur the same costs if your loan becomes due and payable early for any of these reasons as you will incur if you voluntarily prepay.

       In addition, certain actions by Jostens can cause your Program Loan to become due and payable. Specifically, if there is a change in control of Jostens or if Jostens breaches the representations, warranties or covenants in its Facility and Guaranty Agreement with The First National Bank of Chicago, defaults under certain other important debt obligations or becomes insolvent, your Program Loan will become due and payable. Prepayment pricing provisions will apply.

The Reimbursement Agreement

       As a condition to participation in the Program, you will be required to enter into a Reimbursement Agreement with Jostens, providing for your absolute and unconditional agreement to reimburse Jostens for all costs and expenses incurred if Jostens is required to perform under its guarantee of your Program Loan.

       The Reimbursement Agreement includes a right of setoff in favor of Jostens against amounts owed to you, and requires you to agree to certain financial covenants and to make certain representations and warranties.

       As with each other document required in connection with the Program Loan, you should carefully read the Reimbursement Agreement and understand its terms before deciding to participate in the Program.

The Restricted Stock Match

       Jostens will match your purchases under the Program by awarding you shares of restricted stock equal to 15% of the number of shares that you purchase through the Program.

       These shares of restricted stock will be awarded under and subject to the terms of Jostens' 1992 Stock Incentive Plan, and will vest in their entirety on the loan maturity date, subject to forfeiture if conditions to vesting (including continued employment by Jostens) are not satisfied.

       A separate prospectus for the 1992 Stock Incentive Plan has been or will be provided to you, which will describe the operation of that plan and provide you with other information regarding these restricted stock awards.

Stock Subject to the Program

       Jostens' has registered a maximum of 500,000 shares of Common Stock for purchase under the Program.

Selling Your Stock

       Determining when to sell shares of Common Stock you acquire under the Program is a personal decision. You may sell the shares you purchase at any time, subject to the restrictions that normally apply to your sales of Common Stock, including those noted on the cover and elsewhere in this Prospectus.

       In addition to those items, you should also carefully consider the following factors before you sell:

       o The dividend payments on your shares may be used to pay a portion of the interest on your Program Loan. Unless you simultaneously prepay the Program Loan, you will need to begin providing cash for these interest payments after you sell the stock.

       o The price of a share of Common Stock on the date you sell may be above or below the purchase price for your shares, resulting in a gain or loss on sale. The gain or loss on sale will have consequences on your personal tax position. (See "Certain Federal Income Tax Consequences.")

       o You will incur transaction expenses when you sell your shares, which are your responsibility.

Potential Gain/(Loss) on Program

       Some examples of the gain or loss you may experience as a participant in the Program are illustrated below. This illustration reflects current market conditions and is for informational purposes only. The weighted average purchase price for your shares and the fixed interest rate on your Program Loan have not yet been established. The price for Common Stock in connection with purchases in June and July and the fixed interest rate on your Program Loan will not be known until the end of the June and July purchase window. Consequently, they may be significantly different from the figures shown below. Any differences will affect your actual gain or loss at maturity.

       The example below assumes that i) Jostens' Board of Directors continues to declare dividends according to its historic practices, ii) you apply the dividends from your restricted stock match to pay interest on your Program Loan and iii) your restricted stock vests. There is no guarantee that Jostens' Board of Directors will continue to declare dividends or that such dividends will be sufficient to meet required interest payments.

       At the maturity of your Program Loan, your pre-tax gain or loss will be equal to the market value of the shares you purchased plus the matching shares (i.e., 5,000 shares in the example below) minus the amount due on your loan at maturity (i.e., principal plus interest, including all deferred interest, $118,359, in the example below.)

Illustration Assumptions:

       Weighted Average Purchase Price..         $23.00
       Shares Purchased.................          4,348
       Restricted Share
         Match..........................            652
       Loan Amount (a)..................       $101,828
       Interest Rate on Program Loan
         (Simple Interest)..............          7.90%
       Annual Dividend (b)..............       $0.88 on
                                             all shares

(a) equals an assumed $100,000 stock purchase plus $1,828 additional principal from net interest on shares purchased.

(b) Includes the value of the matching restricted stock grant


        Estimated Pre-Tax Gain/Loss at Various Stock Prices at Maturity:

----------------------------------------------------------------------------------------------------------------------
                                Ending Market       Ending Market Value      Loan Principal
   Annual Stock Return         Price of Stock             of Stock            Plus Interest          Gain/(Loss)
----------------------------------------------------------------------------------------------------------------------
          -5.0%                    $17.90                 $89,000               $118,359              $(29,359)
----------------------------------------------------------------------------------------------------------------------
          -2.5%                    $20.37                 $101,350              $118,359              $(17,009)
----------------------------------------------------------------------------------------------------------------------
          +0.6%                    $23.67                 $122,100              $118,359                  $0
----------------------------------------------------------------------------------------------------------------------
          +2.5%                    $26.02                 $130,100              $118,359               $11,741
----------------------------------------------------------------------------------------------------------------------
          +5.0%                    $29.35                 $146,750              $118,359               $28,391
----------------------------------------------------------------------------------------------------------------------
          +7.5%                    $33.02                 $165,100              $118,359               $46,741
----------------------------------------------------------------------------------------------------------------------
         +10.0%                    $37.04                 $185,200              $118,359               $66,841
----------------------------------------------------------------------------------------------------------------------

       The intent of the Program is that (i) the dividends paid on shares purchased in the Program together with dividends paid on the restricted stock awarded will cover the interest on the Program Loan, and (ii) the value of the purchased and restricted shares will appreciate so that they will be at least equal to the principal and deferred interest due on the Program Loan at maturity. However, there is no guarantee that the stock price will appreciate or that the dividends will continue to be paid.

       In addition, there may be a mismatch between i) the assumed dividend payment dates and when dividends are actually credited to your account and/or
ii) the actual dividend yield on the shares you hold and the dividend yield used to calculate the current interest rate for the Program Loan. This mismatch may give rise to payments due or credited amounts in your Program account during the life of the Program.

Numerical Examples

Cash Flow Illustration

       An example of potential cash flows for a Program participant are illustrated below. This example is for informational purposes only and is intended to illustrate simplified terms of the Program. All of your dividend and interest payments will occur quarterly.

       The example assumes that a participant elects to purchase $100,000 worth of Common Stock through the Program, with all of the purchase made in March. Other assumptions include a weighted average purchase price of $23.00 per share; a fixed rate yield to maturity on the Program Loan of 7.38%; and a Common Stock dividend of $0.88 per year on both purchased and restricted shares.

------------------------------------------------------------------------------------------------------------------------------
                                             Year 1        Year 2        Year 3        Year 4        Year 5         Year 5
                           3/1 to 7/15      (Q2-Q4)       (Q1-Q4)       (Q1-Q4)       (Q1-Q4)       (Q1-Q3)        Maturity
------------------------------------------------------------------------------------------------------------------------------
Rate of Interest Due
This Period
     (Act/360)                     7.75%         4.26%         4.26%         4.26%         4.26%      4.26%(b)       18.70%(c)
------------------------------------------------------------------------------------------------------------------------------
Interest Payment  Due           $(2,928)      $(3,300)      $(4,400)      $(4,400)      $(4,400)      $(3,300)       $(19,306)
------------------------------------------------------------------------------------------------------------------------------
Dividends Received on Stock      $1,100        $3,300        $4,400        $4,400        $4,400        $3,300          $1,100
------------------------------------------------------------------------------------------------------------------------------
Cash Flow                    $(1,828)(a)         $0.00         $0.00         $0.00         $0.00         $0.00       $(18,206)
------------------------------------------------------------------------------------------------------------------------------
Loan Amount                     $100,000      $101,828      $101,828      $101,828      $101,828      $101,828        $101,828
------------------------------------------------------------------------------------------------------------------------------

(a) Amount included in principal beginning in Year One, Q2
(b) Represents 75% (three quarters) of the annual rate of interest
(c) Represents the final quarter of current loan interest plus deferred interest

Interest Rate Structure

       You will see the fixed interest rate for your Program Loan stated two ways - as a simple interest rate and as a yield to maturity. The simple interest rate and yield to maturity for your Program Loan have not yet been established. Consequently, they may differ from the rates shown below.

       o Simple Interest Rate. The simple interest rate for a Program Loan is currently 7.90%. Over the fixed rate life of a $101,828 Program Loan with a 7.90% simple interest rate, a participant will effectively accrue interest of $8,156 per year. This calculation does not include the time value of money. (Interest is calculated on an actual/360 day basis.)

       o Yield to Maturity. The yield to maturity for a Program Loan is currently 7.38%. This interest rate takes into account the fact that money paid today is more valuable than money paid five years from now. Since the current fixed interest payments from July 15, 1999 until the final quarter of the Program Loan will be substantially below market interest rates, the amount of interest due at maturity (i.e., the deferred interest) will equal the difference between the rate of interest paid quarterly and the yield to maturity.

Prepayment

       Once your Program Loan carries a fixed interest rate, you will incur early payment fees if you wish to prepay your Program Loan before its final maturity. These early payment fees contain a "make whole" provision that is similar to the provisions contained in corporate fixed rate loans. The methodology for calculating these early payment fees is explicitly defined in the Facility and Guaranty Agreement between Jostens and The First National Bank of Chicago. It is consistent with practices commonly used to value corporate fixed rate loans.

       The early payment fee for prepaying either a part of or the entire Program Loan will approximate the amount of interest deferred to date, adjusted for any reinvestment cost for The First National Bank of Chicago and the $750 administrative fee. Your total prepayment amount will equal the principal amount you are prepaying, any interest accrued during the quarter, the early payment fees and the administrative fee.

Deferred Interest

       Since you will be paying current interest at below market rates for all but the final quarter that your Program Loan carries a fixed rate, the difference between the amount paid and the full interest rate is deferred until the last quarter of the Program Loan. The annual amount of deferred interest for the second, third and fourth years of the Program Loan period is illustrated below. Please note that the simple interest rate and the current rate of interest paid on your Program Loan may be significantly different than the rates used here for illustration.

       Simple Interest Rate               7.90%
       Rate of Interest Paid in Cash
       ("Current Interest")               4.40%
       Rate of Deferred Interest          3.50%
       Loan Amount (a)                    $101,828
       Annual Deferred Interest           $3,564

       (a) equals an assumed $100,000 stock purchase plus $1,828 additional principal from net interest on shares purchased.

Bank Reinvestment Cost

       The customized rate structure built into your Program Loan makes it almost impossible to determine the bank's reinvestment cost in advance. The bank's reinvestment cost is a function of how interest rates change over the life of your Program Loan. However, it is possible to make reasonable estimates of this potential cost using varying interest rate assumptions.

       In general, higher market rates relative to the fixed rate on your Program Loan will result in relatively lower bank reinvestment cost, and, therefore, lower early payment fees. Conversely, lower market rates will mean relatively higher bank reinvestment cost and higher early payment fees. In any event, your prepayment fees will compensate The First National Bank of Chicago for the market value of the deferred interest that you would otherwise pay at maturity.

       The following table provides estimates for the amount of deferred interest adjusted for the First National Bank of Chicago's approximate reinvestment cost under various interest rate movement scenarios (i.e., yield shifts) for a $100,000 Program Loan.

--------------------------------------------------------------------------------
   Yield Shift      End of Yr.        End of            End of Yr.
                    Two*              Yr. Three*        Four*
--------------------------------------------------------------------------------
       2.0%             $3,999         $9,188           $13,263
--------------------------------------------------------------------------------
       1.0%             $7,081        $11,368           $14,403
--------------------------------------------------------------------------------
         0%            $10,263        $13,597           $15,558
--------------------------------------------------------------------------------
      -1.0%            $13,549        $15,877           $16,727
--------------------------------------------------------------------------------
      -2.0%            $16,942        $18,209           $17,910
--------------------------------------------------------------------------------

*All amounts represent estimates only. Actual early payment fees will vary with prepayment dates, actual number of days during the quarter, shape of the yield curve and the interest payment set at Program Loan pricing.

       Please note that the level of interest rates will probably be different when your Program Loan is priced than interest rate levels were when this illustration was calculated. Consequently, estimates for early prepayment fees will be different than those shown here.

                     Certain Federal Income Tax Consequences

       The discussion below is a summary of the federal income tax consequences (and not foreign, state or local) that may result in connection with your participation in the Program.

       Because you are an insider and because the federal income tax consequences depend upon regulations under the Internal Revenue Code and your tax status, Jostens strongly recommends that you consult your personal tax advisor before electing to participate in the Program or to sell any shares of Common Stock you acquire under the Program.

       o Dividends paid on stock you purchase through the Program are considered investment income and will be includable in your taxable income in the year received.

       o Interest on your Program Loan is considered to be interest on investment indebtedness.

       o Due to the structure of the Program, the interest that is deemed to be deductible is based upon the overall interest rate over the period of the Program Loan. This is true even though the actual interest paid in cash (the current interest) is less than the simple interest rate and yield to maturity on the Program Loan.

       o The amount of interest deduction you may use in any period will be limited by your amount of investment income for the period. Interest on investment indebtedness that cannot be deducted during a period may be carried over.

       o Your purchase price or total cost for the Common Stock acquired under the Program will be your tax basis in your shares of Common Stock.

       o You may receive a capital gain or loss when you sell shares of Common Stock you purchase through the Program. Whether the gain (or loss) constitutes long or short term capital gain (or loss) will depend upon the length of time you hold the shares prior to disposition.

                     Impact of Short-Swing Profit Provisions

       Under Section 16(b) of the Securities Exchange Act of 1934, as amended, any profit by an "insider" of Jostens (an officer, director, greater-than-10% shareholder or other person deemed an insider by Jostens) on a purchase and sale or sale and purchase of Common Stock within any six-month period belongs to and is recoverable by Jostens. Rule 16b-3 under the Exchange Act exempts certain transactions by insiders from the operation of Section 16(b).

       Under Rule 16b-3, the purchase of shares of Common Stock under the Program is an exempt purchase under Section 16(b), and is also exempt from the reporting requirements of Section 16(a).

       The sale of shares acquired under the Program, however, will be deemed to be a sale for the purpose of Section 16(b), regardless of Rule 16b-3, and will generally be required to be reported on a Form 4.

       This discussion of the impact of Section 16 is only a brief summary of certain rules and is not intended to provide comprehensive guidance to Program participants.

       The rules and regulations relating to Section 16 are extremely complex, and transactions under the Program may or may not be deemed purchases or sales under Section 16 depending on the facts and circumstances of such transactions. As a result, Jostens strongly recommends that participants who are insiders consult with Jostens' legal department or their own counsel regarding the applicability of Section 16 of their transactions under the Program.

                              Questions and Answers

Q: When may I sell the shares that I acquire under the Program?

A: You may sell your shares any time subject to the restrictions that normally apply to your sales of Jostens' Common Stock. Some of these restrictions are summarized in this Prospectus.

Q: How would I go about selling my shares?

A: Pursuant to Jostens' normal policy, you must inform Jostens's legal department before you sell your shares.

Q: What happens if I leave Jostens after I have agreed to participate in the Program?

A: Termination of employment other than through normal retirement will cause the Program Loan to become immediately payable. In addition, you will forfeit the restricted stock match if your termination occurs prior to the end of the vesting period.

Q: Can I be assured that dividends will continue to be paid on my shares of Common Stock so that my normal cash flow will be unaffected during the period I am required to pay loan interest?

A: No. The payment of dividends is determined by Jostens' Board of Directors. There is no guarantee that the Board of Directors will declare a dividend or that there will be ongoing dividend payments.

Q: Is it possible that my interest cost could exceed the dividends that I receive?

A: Yes, if future dividend payments do not equal the projected dividend payments used to structure the Program Loan. You will receive a quarterly payment notice that reflects interest due, dividends paid and any excess or shortage.

Q: If dividends exceed interest payments, I understand that the excess will be deposited into my account with The First National Bank of Chicago. May I withdraw these funds?

A: Yes, but you are expected to have your account fully funded by each interest payment date.

Q: Why has the Program been structured so that cash interest payments are low for the majority of the life of the Program Loan with a large balloon payment at maturity?

A: We have tried to minimize your out-of-pocket cash expenditures during the life of the Program Loan.

Q: Can I avoid paying the balloon payment if I repay the Program Loan before it matures?

A: No. When you decide to prepay the Program Loan, you will be informed of the amount of principal, interest and early payment fees you owe. On the day you prepay, this amount will be due in the form of a balloon payment.

Q: What is the Facility and Guaranty Agreement and what impact does it have on me as a borrower?

A: The Facility and Guaranty Agreement is the agreement between Jostens and The First National Bank of Chicago whereby Jostens guarantees the obligation of the participant. The agreement includes many definitions which are used in the Master Note Agreement you will sign. The Facility and Guaranty Agreement contains the provision for calculating the early payment fees. It also specifies events relating to Jostens which may trigger repayment of the loan and early payment fees.

Q: Why is the simple interest rate different from the yield-to-maturity interest rate?

A: The Program is structured such that, until maturity, the cash interest paid on the Program Loan is limited to the dividend yield on the stock. The First National Bank of Chicago requires a yield-to-maturity interest rate which is similar to the interest rate on normal market loans. For normal market loans, interest would be due currently on loan amounts outstanding, with the full interest paid quarterly. Under the Program Loan structure, you are permitted to make current interest payments of a lower rate, with a catch up balloon payment at maturity to cover deferred interest costs. The deferred interest expense results in an increased simple interest rate above the yield-to-maturity rate.

Q: Can I make voluntary early payment of the loan?

A: Yes, on any interest payment date. Once the Program Loan bears interest at a fixed rate on July 15, 1999, voluntary early payments are allowed subject to certain minimum amounts, together with all accrued interest, early payment fees and the administration fee. In the event of an early repayment of all or any portion of the loan (whether voluntary or by reason of an event of default or acceleration), you will be obliged to reimburse The First National Bank of Chicago for certain reinvestment costs which may be substantial and which are described in the Program Loan documents.

Q: Are there any situations which may give rise to acceleration of the Program Loan repayment requirement?

A: Yes, certain events may result in acceleration of Program Loans, including default, death, disability, early retirement, termination of employment, failure to pay interest and other amounts under the Program Loan when due and insolvency. With respect to Jostens, breaches of representations, warranties or covenants, under Jostens guaranty documents, or certain defaults by Jostens under other important debt obligations, or insolvency events concerning Jostens may result in acceleration of Program Loans. You will incur early payment fees for Program Loan repayments resulting from acceleration.

Q: What is the nature of the dividends paid on shares I purchase under the Program?

A: Dividends paid on shares purchased under the Program are considered investment income and are reported on Schedule B of an individual's federal income tax return (Form 1040).

Q: Is the interest I pay to The First National Bank of Chicago deductible for federal income tax purposes?

A: Yes. The interest is considered to be interest on investment indebtedness. An individual's deduction for interest on investment indebtedness is limited to such individual's net investment income. Net investment income is defined as being the excess of investment income over investment expenses. Investment income includes (but is not limited to) all dividend income, all interest income, annuity income, royalty income, net short term capital gains, and if elected, long term capital gains (see IRS Form 4952 for more details). It should be noted that any investment interest that is disallowed because of the limitation may be carried over the succeeding tax year and is deductible to the extent of the limitation in that year.

Q: The example used in this Prospectus illustrates the financial impact of a yield-to-maturity Program Loan over the term at a stated percent. In the example, in the early years of the Program, I understand that the interest I actually pay on the Program Loan is much lower. What is the investment interest that is considered to be deductible?

A: Because of the structure of the Program, the interest that is deemed to be deductible is based upon the overall interest rate over the period of the Program Loan. The actual deduction, of course, is limited to the individual's net investment income, as described above, and any unused interest expense can be carried over to future years. The interest that Jostens believes to be eligible for deduction as investment interest will vary from year to year.

Q: If at the end of the term of the Program Loan I have not been able to deduct all of my investment interest, can I consider the capital gain I receive when I sell my shares to be investment income that can be utilized to offset any unused investment interest?

A: Yes, if you so elect. Net capital gains from investments can be considered to be investment income for purposes of the investment interest deduction. All net short term capital gains (gains where your holding period is equal to or less than one year) are considered to be investment income. Net long term capital gains (holding periods of more than one year) are excluded from investment income; however, you can elect to treat as much or as little of any long term capital gain as investment income as you like. If you elect to treat any long-term capital gains as investment income, you give up the long term capital gains rate (currently 20%). Consequently, the elected income is treated as ordinary income and you get to offset any investment interest expense to the extent of your election (e.g. this largely eliminates capital gain income from your taxable income). Even if you do not make this election, you still will be able to deduct your investment interest in future years if you have other investment income.

Q: If I sell my stock for a gain and use the proceeds of the sale to repay my Program Loan, will the gain be treated as capital gains, subject to favorable income tax rates?

A: Any gain on the subsequent disposition of your stock will be treated as capital gain unless an election is made as discussed above. If you sell your stock more than one year after it is purchased, your capital gains will be treated as "long-term" capital gain, and under current federal tax law the income is subject to more favorable income tax rates (generally 20%) than ordinary income tax rates. The gain that will be treated as capital gain will be the difference between the sale proceeds on your shares, and the sum of your initial Common Stock purchase price, any broker's fees and, any early loan payment fees you incur (other than interest expense charges), if you sell your Program shares early.

                             Additional Information

Available Information

       Jostens will provide you the following information, without charge, upon your written or oral request:

       o      a copy of our most recent Annual Report to Shareholders;

       o      a copy of this Prospectus and the Facility and Guaranty Agreement;

       o copies of all future reports, proxy statements and other communications distributed to our shareholders generally;

       o updating information regarding the Program and any other information covered by this Prospectus, as deemed necessary; and

       o      the documents "incorporated by reference."

       Requests should be directed to the attention of Diana Weber in Jostens' legal department at the address and telephone number on the cover of this Prospectus.

Documents Incorporated
by Reference

       The following documents that have been filed by Jostens with the SEC are incorporated into this Prospectus:

       o      our Annual Report on Form 10-K for the year ended January 3, 1998;

       o our Quarterly Reports on Form 10-Q for the quarters ended April 4, 1998, July 4, 1998; and October 3, 1998;

       o      our Current Report on Form 8-K, dated July 23, 1998;

       o all other reports filed by us pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934, since January 3, 1998; and

       o the descriptions of our Common Stock and Preferred Share Purchase Rights contained in our Registration Statements on Form 8-A, including any amendments or reports filed for the purpose of updating such description.

       This Prospectus also incorporates all documents Jostens files with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this Prospectus from their date of filing. These documents will be incorporated into this Prospectus until Jostens (a) files an amendment with the SEC indicating that all shares of Common Stock covered by this Prospectus have been sold, or (b) deregisters all shares of Common Stock remaining unsold.

       All reports filed by Jostens under the Exchange Act are filed with the SEC under Jostens' file number 1-5064.